   As filed with the Securities and Exchange Commission on November 5, 1999

                                                      Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                GTE Corporation
              (Exact name of registrant as specified in charter)

                     New York                                          13-1678633
             (State of Incorporation)                     (I.R.S. Employer Identification No.)

              1255 Corporate Drive, SVC04C08, Irving, Texas 75038
                                (972-507-5000)
         (Address and telephone number of principal executive offices)

                               DANIEL P. O'BRIEN
                                GTE Corporation
                             1255 Corporate Drive
                              Irving, Texas 75038
                                (972-507-5000)
           (Name, address and telephone number of agent for service)

                                ---------------
                                  Copies to:

                          ROBERT W. MULLEN, JR., ESQ.
                      Milbank, Tweed, Hadley & McCloy LLP
                            1 Chase Manhattan Plaza
                           New York, New York 10005

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------

                                                Proposed
                                                maximum
                                                offering       Proposed
   Title of each class of                        price         maximum         Amount of
         securities             Amount to         per         aggregate       registration
      to be registered        be registered       unit      offering price       fee(1)
------------------------------------------------------------------------------------------
  Debt Securities......... $1,375,000,000(2)(3)   100%   $1,375,000,000(2)(3)   $382,250

-------------------------------------------------------------------------------
(1) Registration fee is calculated pursuant to Rule 457(a) under the Securities Act of 1933.
(2) This may include an additional principal amount of Debt Securities which may be issued with an original issue discount such that the aggregate initial public offering price of the Debt Securities registered hereby will not exceed $1,375,000,000. The initial public offering price of any Debt Security denominated in any foreign currency or currency unit shall be the U.S. dollar equivalent thereof at the time of sale.
(3) In U.S. dollars or the equivalent thereof in the case of foreign currencies or currency equivalents.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1999
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                                 $1,375,000,000

                            GTE Corporation [LOGO]


                                DEBT SECURITIES


                      -----------------------------------

GTE Corporation intends to offer at one or more times debt securities with a total offering price not to exceed $1,375,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.


                      -----------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                       , 1999

TABLE OF CONTENTS

 About this Prospectus......................................................   2
 Where You Can Find More Information........................................   2
 The Company................................................................   3
 Proposed Merger with Bell Atlantic Corporation.............................   3
 Recent Developments........................................................   4
 Use of Proceeds............................................................   4
 Consolidated Ratios of Earnings to Fixed Charges...........................   5
 Description of the Debt Securities.........................................   5
 Experts....................................................................   9
 Legal Matters..............................................................   9
 Plan of Distribution.......................................................  10

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings with a total offering price not to exceed $1,375,000,000. This prospectus provides you with a general description of the debt securities. Each time we sell debt securities, we will provide a prospectus supplement (and a pricing supplement, if any) that will contain specific information about the terms of that offering. The prospectus supplement or pricing supplement may also add, update or change information in
this prospectus. The information in this prospectus is accurate as of     ,
1999. Please carefully read both this prospectus, any prospectus supplement and any pricing supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. We also maintain a web site at http://www.gte.com. Our common stock is listed on the New York Stock Exchange, The Chicago Stock Exchange and the Pacific Exchange. We have also issued other securities which are listed on the New York Stock Exchange. Our SEC filings are also available at those exchanges.

Once our merger with Bell Atlantic Corporation described under "Proposed Merger with Bell Atlantic Corporation" is completed, our common stock will no longer be listed on any of these exchanges. Under the rules of the SEC, we may discontinue filing reports or other information with the SEC if each class of our debt securities is owned of record by less than three hundred persons and no class of our securities is listed on a stock exchange. Provided that these two circumstances occur, we could discontinue filing information with the SEC after we file an Annual Report on Form 10-K for the year in which our most recent series of debt securities is issued. We are currently evaluating actions which could permit us to discontinue our reporting requirements.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information on our web site is not incorporated by reference into this prospectus. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the debt securities:

 . Annual Report on Form 10-K for the year ended December 31, 1998;

 .  Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30,
   1999;
 .  Current Reports on Form 8-K filed on January 20, January 26, April 5, April
   28, May 10, August 26 and September 23, 1999; and
 .  Joint Proxy Statement and Prospectus of GTE Corporation and Bell Atlantic
   Corporation filed on April 14, 1999.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

  Assistant Secretary
  GTE Corporation
  1255 Corporate Drive
  Mail Code: SVC04A34
  Irving, Texas 75038
  (972) 507-5243

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information.

THE COMPANY

We are one of the largest publicly-held telecommunications companies in the world. Our domestic and international operations serve approximately 35 million access lines through subsidiaries in the United States, Canada and the Dominican Republic and through affiliates in Canada, Puerto Rico and Venezuela. We are a leading mobile-cellular operator in the United States, where we serve approximately 5.2 million wireless customers, and have the opportunity to serve approximately 61.9 million potential wireless customers. Outside the fifty states, we operate mobile-cellular networks serving approximately 5.6 million customers with the opportunity to serve approximately 34.7 million potential wireless customers through subsidiaries in Argentina, Canada and the Dominican Republic and affiliates in Canada, Puerto Rico, Taiwan and Venezuela. When we refer to "potential wireless customers," we mean the number of people living in the relevant area served by our wireless operations, adjusted to reflect our ownership interests in these wireless operations.

Beginning in 1996, we became the first among our peers to offer "one-stop shopping" for local, long-distance and Internet access services. We are also a leader in directories and telecommunication-based information services and systems.

Our principal executive offices are located at 1255 Corporate Drive, SVC04C08, Irving, Texas 75038, telephone (972) 507-5000.

PROPOSED MERGER WITH BELL ATLANTIC CORPORATION

On July 28, 1998, we announced our intentions to combine in a merger of equals with Bell Atlantic Corporation. Both companies are working diligently to complete the merger and are targeting completion of the merger around the end of the first quarter of 2000. However, we must obtain the approval of a variety of state and federal regulatory agencies and, given the inherent uncertainties of the regulatory process, the closing of the merger may be delayed. Immediately after the merger, we will be a wholly-owned subsidiary of the combined company.

Immediately after the merger, we will continue to be the sole obligor of our debt securities. Our merger agreement with Bell Atlantic does not provide for, or otherwise require, Bell Atlantic to assume or become a guarantor of any of our debt securities, including the debt securities offered by this prospectus. The Bell Atlantic financial information and the pro forma combined condensed financial information included or incorporated by reference in our Joint Proxy Statement and Prospectus with Bell Atlantic filed on April 14, 1999 and in our subsequently filed reports, all of which are incorporated by reference in this prospectus, are for informational purposes only.

The indenture for our debt securities contains no covenants or other protections which would prevent us from transferring any of our assets, unless we were to transfer all or substantially all of our assets. While it is possible that transfers of assets between GTE and Bell Atlantic or other affiliated entities may take place after the merger, whether those transfers will occur and the nature, timing and extent of those transfers cannot be determined at this time.

RECENT DEVELOPMENTS

On September 1, 1999, we completed our previously announced sale of substantially all of the GTE Government Systems business to General Dynamics for $1.03 billion in cash.

On September 21, 1999, Bell Atlantic and Vodafone AirTouch Plc announced that they had entered into a definitive agreement for the creation of a new wireless business composed of the parties' United States wireless assets. The new wireless business combines assets from Bell Atlantic Mobile, AirTouch Cellular, PrimeCo Personal Communications and AirTouch Paging. Our United States wireless assets will be contributed to the new wireless business after the merger between us and Bell Atlantic is complete. After the merger, Bell Atlantic and GTE combined will own 55% and Vodafone AirTouch will own 45% of the new wireless business. We anticipate that after we complete our merger with Bell Atlantic, we will own, directly or through our subsidiaries, an interest in the new wireless business in consideration of the contribution of our wireless assets to that business.

Including our United States wireless assets, the new business will serve approximately 20 million wireless customers and 3.5 million paging customers throughout the United States, making it by far the largest wireless business in the country. After the addition of our properties, the new business will have a footprint covering more than 90% of the United States population and will serve 49 of the top 50 United States wireless markets. The companies will explore various options to address overlapping properties, which currently serve approximately 3 million wireless customers. The transaction requires the approval of the shareholders of Vodafone AirTouch, is subject to certain regulatory approvals and includes our participation only upon the completion of our merger with Bell Atlantic. The agreement between Bell Atlantic and Vodafone AirTouch to create a new wireless business and the agreement between Bell Atlantic and GTE to merge are independent transactions. The completion of one is not contingent upon completion of the other.

On October 8, 1999, we completed our previously announced acquisition of approximately half of the wireless properties operated by Ameritech Corporation for approximately $3.25 billion in cash. These properties were included as a part of our United States wireless assets in the September 21, 1999 announcement described above.

On October 19, 1999, we announced that we ended discussions with a previously announced potential buyer of GTE Airfone, and that the Airfone in-flight communications business would continue to operate as a unit of GTE. We also stated that while there were no talks currently under way with other potential buyers, we would continue to consider our future strategic options for the in-flight communications business, including its sale.

USE OF PROCEEDS

We will use the net proceeds from the sale of the debt securities:

 . to repay short-term borrowings, including short-term borrowings incurred to acquire wireless properties operated by Ameritech;

 . to invest in and advance to our subsidiaries to finance their operations; and

 . for general corporate purposes.

At September 30, 1999, our short-term borrowings (not including current maturities) were approximately $2,216,000,000 with an average annual interest rate of 5.508%.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

                     Years Ended December 31,
                     ------------------------
 Nine Months Ended
 September 30, 1999  1998 1997 1996 1995 1994
 ------------------  ---- ---- ---- ---- ----
        5.22         3.49 3.98 4.27 4.00 4.18

For these ratios, "earnings" have been calculated by adding income taxes and fixed charges to income before extraordinary charges, and "fixed charges" include interest expense, preferred stock dividends of subsidiaries, the additional income requirement to cover preferred dividends of subsidiaries, and the portion of rent expense representing interest. We added amounts applicable to entities that are at least 50%-owned to both earnings and fixed charges, and we deducted amounts applicable to minority interests from both earnings and fixed charges.

Our ratio for the nine months ended September 30, 1999 includes special items that resulted in a net pre-tax gain of $1,026,000,000 and our ratio for the year ended December 31, 1998 includes a pre-tax special charge of $755,000,000. Excluding those items and charge, these ratios would have been 4.32 and 3.96, respectively. The 1999 special items related to gains associated with the sale of substantially all of the GTE Government Systems business and the merger of BC TELECOM Inc. and TELUS Corporation, partially offset by charges associated with employee separation programs completed in early April 1999 and the impairment of assets associated with new product development. The 1998 special charge related to actions taken in 1998 to sell or exit various business activities and reduce costs through employee reductions and related actions.

DESCRIPTION OF THE DEBT SECURITIES

General

We will issue the debt securities under an indenture between us and the trustee, The Bank of New York, dated as of December 1, 1996, as supplemented and amended. We have summarized selected provisions of the indenture below. This is a summary and is not complete. It does not describe all exceptions and qualifications contained in the indenture or the debt securities. You should read the indenture and the form of the debt securities we filed as exhibits to the registration statement for the debt securities for provisions that may be important to you. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

The debt securities will be unsecured and will rank equally with all our senior unsecured debt. The debt securities may be issued up to the principal amount that may be authorized by us. The indenture does not limit the amount of debt securities that may be issued and each series of debt securities may differ as to its terms. (SECTION 2.01)

A board resolution or officers' certificate may designate the specific terms relating to any new series of debt securities. (ARTICLE TWO) These terms will be described in a prospectus supplement (and a pricing supplement, if any) and will include the following:

 . title of the series;

 . total principal amount of the series;

 . maturity date or dates;

 . interest rate and interest payment dates;

 . any redemption dates, prices, obligations and restrictions; and

 . any other terms of the series.

Form and Exchange

The debt securities will normally be denominated in United States dollars in which case we will pay principal, interest and any premium in United States dollars. We may, however, denominate any series of debt securities in another currency or composite currency. Payments of principal, interest and any premium would then be in that currency or composite currency and not United States dollars. We will also normally issue the debt securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, which we refer to as "DTC," or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive certificates representing the debt securities. Debt securities in certificated form will be issued only in increments of $1,000 and will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE
TWO)

Original Issue Discount

We may issue any series of debt securities as "original issue discount securities." They will state on their face that they are original issue discount securities. Generally, if this type of debt security is required to be paid before its stated maturity date, less than the face amount will be paid to you. The prospectus supplement or any pricing supplement will describe United States Federal income tax considerations and other special considerations that may apply to any original issue discount securities we issue.

Redemption Provisions, Sinking Fund and Defeasance

We may redeem some or all of the debt securities at our option subject to the conditions stated in the prospectus supplement or any pricing supplement relating to that series of debt securities. (ARTICLE THREE) If a series of debt securities is subject to a sinking fund, the prospectus supplement or pricing supplement will describe those terms.

The indenture permits us to discharge or "defease" certain of our obligations on any series of debt securities at any time. We may defease by depositing with the trustee sufficient cash or government securities to pay all sums due on the debt securities of the series. (ARTICLE ELEVEN)

Book-Entry Procedures

The following discussion pertains to debt securities that are issued in book-entry only form.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee, or us.

Debt securities represented by a global security would be exchangeable for debt security certificates with the same terms in authorized denominations only if:

 . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

 . we deliver to the trustee an order that the global security shall be exchangeable.

The following Year 2000 disclosure has also been provided to us by DTC: DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Restrictions

The debt securities will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property, the indenture requires us to secure the debt securities equally with the other debt or obligations for as long as they remain secured. Exceptions to this requirement include the following:

 . purchase money mortgages or conditional sales agreements on property acquired after December 1, 1996, or pre-existing mortgages;

 . certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

 . mechanics' and similar liens in the ordinary course of business; and

 . when we own debt of our subsidiaries, we can permit other creditors of these subsidiaries to be repaid before we are repaid. (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale value of the debt securities. (SECTION 2.01)

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% in principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes including the creation of any new series of debt securities, without the consent of any holder of debt securities. (SECTIONS 2.01, 9.01 and 10.01)

Consolidation, Merger or Sale

We cannot merge with another company or sell or transfer all or substantially all of our property to another company unless:

 . we are the continuing corporation; or

 . the successor corporation expressly assumes:

 --payment of principal, interest and any premium on the debt securities; and

 --performance and observance of all covenants and conditions in the Indenture.

(SECTIONS 10.01 and 10.02)

Events of Default

"Event of default" means with respect to any series of debt securities any of the following:

 . failure to pay interest on that series of debt securities for 30 business days after payment is due;

 . failure to pay principal or any premium on that series of debt securities when due;

 . failure to perform any other covenant relating to that series of debt securities for 90 days after we are given written notice; or

 . certain events in bankruptcy, insolvency or reorganization.

An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the Indenture. (SECTION 6.01)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series (or for any original issue discount series, the required amount which may be less than the principal) to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the debt securities of that series can rescind the declaration if we have deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

The holders of more than 50% of the principal amount of any series of the debt securities may, on behalf of the holders of all the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 6.06) We are required to file an annual certificate with the trustee stating whether we are in compliance with all the conditions and covenants under the indenture. (SECTION 5.03)

Concerning the Trustee

Within 90 days after a default occurs, the trustee must notify the holders of the debt securities of the series of all defaults known to the trustee if we have not remedied them (default is defined for this purpose to include the events of default specified above absent any grace periods or notice). The trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith considers such withholding in the interest of the holders. (SECTION 6.07)

Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture and, after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01) The trustee is not required to take any action permitted by the indenture at the request of any holders of debt securities, unless such holders protect the trustee against costs, expenses and liabilities. (SECTION 7.02) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01)

We have a deposit account and a normal commercial banking relationship with the trustee. The trustee also serves as trustee on other indentures under which we have unsecured debt securities outstanding. If a default occurred on any debt securities and/or any of those other outstanding unsecured debt securities, The Bank of New York may be required to resign as trustee for the debt securities within 90 days of default unless the default were cured, duly waived or otherwise eliminated.

EXPERTS

The consolidated financial statements included in GTE Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto dated January 28, 1999, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

The consolidated financial statements and consolidated financial statement schedule included in Bell Atlantic Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated in this prospectus and in the registration statement by reference to the Joint Proxy Statement and Prospectus of GTE and Bell Atlantic, have been so incorporated in reliance on the report (which contains an explanatory paragraph stating that, in 1996, Bell Atlantic changed its method of accounting for directory publishing revenues and expenses) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

William P. Barr, Esq., our Executive Vice President-Government & Regulatory Advocacy, General Counsel, or his successor, will issue an opinion about the validity of the debt securities for us. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion for the agents or underwriters. As of October 5, 1999, Mr. Barr was the beneficial owner of 278,664 shares of our common stock, including 269,200 shares which may be acquired within 60 days pursuant to the exercise of stock options.

PLAN OF DISTRIBUTION

We may sell any series of debt securities:

 . through underwriters or dealers;

 . through agents; or

 . directly to one or more purchasers.

A prospectus supplement or pricing supplement will include:

 . the names of any underwriters, dealers or agents;

 . the purchase price of the debt securities;

 . our proceeds from such sale;

 . any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

 . any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

We will only offer the debt securities in states where the offer is permitted by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of debt securities offered, the non-defaulting underwriters must purchase the debt securities agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the debt securities, we may, at our option, sell less than all the debt securities offered.

Underwriters and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive from the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

      1. Registration fee.......................................... $382,250.00
      2. Trustee's fees and expenses...............................    5,000.00
      3. Cost of printing..........................................   35,000.00
      4. Accounting fees...........................................   16,000.00
      5. Legal Fees................................................   10,000.00
      6. Miscellaneous.............................................    4,250.00
                                                                    -----------
        Total...................................................... $452,500.00
                                                                    ===========

Item. 15. Indemnification of Directors and Officers.

  GTE is a New York corporation. As permitted by New York law, and as set forth in GTE's By-Laws, a director or officer of GTE is entitled to indemnification by GTE against reasonable expenses, including attorneys' fees, incurred in connection with a civil or criminal proceeding in which such director or officer has been involved, or to which he has been, or is threatened to be, made a party, by reason of being a director or officer. In addition, indemnification may be provided against judgments, fines and amounts paid in settlement in such proceedings. In general, however, indemnification is not available where the director or officer acted in bad faith or personally gained a financial profit or other advantage to which he was not legally entitled. In addition, GTE's Certificate of Incorporation provides that a director of GTE shall not be liable to GTE or its shareholders for damages, except to the extent such exemption from liability is not permitted under the New York Business Corporation Law as the same exists or may hereafter be amended. The directors and officers of GTE also are covered by insurance policies against certain liabilities which might be incurred by them in such capacities.

Item 16. Exhibits.

  See Exhibit Index on Page E-1.

Item 17. Undertakings.

  GTE hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of GTE's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to officers, directors and controlling persons of GTE pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, GTE has been advised that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by GTE of expenses incurred or paid by an officer, director or controlling person of GTE in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, GTE will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  GTE hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by GTE pursuant to
  Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, and State of Texas, on the 4th day of November, 1999.

                                                     GTE CORPORATION
                                                      (Registrant)

                                                    DANIEL P. O'BRIEN
                                          -------------------------------------
                                                    Daniel P. O'Brien
                                               Executive Vice President--
                                           Finance and Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

(1) Principal executive officer:

           CHARLES R. LEE                Chairman of the        November 4, 1999
-------------------------------------     Board and Chief
          (Charles R. Lee)                Executive Officer

(2) Principal financial officer:

          DANIEL P. O'BRIEN              Executive Vice         November 4, 1999
-------------------------------------     President-- Finance
         (Daniel P. O'Brien)              and Chief Financial
                                          Officer

(3) Principal accounting officer:

           PAUL R. SHUELL                Vice President and     November 4, 1999
-------------------------------------     Controller
          (Paul R. Shuell)

(4) Directors:

           EDWIN L. ARTZT                   Director            November 4, 1999
-------------------------------------
          (Edwin L. Artzt)

           JAMES R. BARKER                  Director            November 4, 1999
-------------------------------------
          (James R. Barker)

           EDWARD H. BUDD                   Director            November 4, 1999
-------------------------------------
          (Edward H. Budd)

          ROBERT F. DANIELL                 Director            November 4, 1999
-------------------------------------
         (Robert F. Daniell)

           KENT B. FOSTER                   Director            November 4, 1999
-------------------------------------
          (Kent B. Foster)

         JAMES L. KETELSEN                 Director           November 4, 1999
------------------------------------
        (James L. Ketelsen)

           CHARLES R. LEE                  Director           November 4, 1999
------------------------------------
          (Charles R. Lee)

          MICHAEL T. MASIN                 Director           November 4, 1999
------------------------------------
         (Michael T. Masin)

          SANDRA O. MOOSE                  Director           November 4, 1999
------------------------------------
         (Sandra O. Moose)

         RUSSELL E. PALMER                 Director           November 4, 1999
------------------------------------
        (Russell E. Palmer)

            JOHN W. SNOW                   Director           November 4, 1999
------------------------------------
           (John W. Snow)

          ROBERT D. STOREY                 Director           November 4, 1999
------------------------------------
         (Robert D. Storey)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated January 28, 1999, included in GTE Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, and to all references to our Firm included in this registration statement.


                                          ARTHUR ANDERSEN LLP

Dallas, Texas
November 4, 1999

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 9, 1999 relating to the consolidated financial statements and consolidated financial statement schedule of Bell Atlantic Corporation, which appears in Bell Atlantic Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP


November 4, 1999

                                 EXHIBIT INDEX

 Exhibit
 Number
 -------
 1.1     Form of Purchase Agreement, including Standard Purchase Agreement
         Provisions (November 1999 Edition).
 4.1     Indenture dated as of December 1, 1996 between GTE Corporation and The
         Bank of New York as Trustee (incorporated by reference from GTE
         Corporation's Current Report on Form 8-K dated January 21, 1997).
 4.2     Third Supplemental Indenture dated as of July 1, 1997 between GTE
         Corporation and The Bank of New York as Trustee (incorporated by reference from Exhibit 4.2 to GTE Corporation's Registration Statement
         (File No. 333-31333) on Form S-3 dated July 15, 1997).
 4.3     Form of Fixed Rate Debt Security (incorporated by reference from
         Exhibit 4.3 to GTE Corporation's Registration Statement (File No. 333-
         78563) on Form S-3 dated May 14, 1999).
 4.4     Form of Floating Rate Debt Security (LIBOR) (incorporated by reference from Exhibit 4.4 to GTE Corporation's Registration Statement (File No.
         333-78563) on Form S-3 dated May 14, 1999).
 4.5     Form of Floating Rate Debt Security (Prime Rate) (incorporated by reference from Exhibit 4.5 to GTE Corporation's Registration Statement
         (File No. 333-78563) on Form S-3 dated May 14, 1999).
 5       Opinion of William P. Barr, Esq.
 12      Consolidated Statement of Ratio of Earnings to Fixed Charges.
 23.1    The consent of Arthur Andersen LLP is included on page II-5 of this
         Registration Statement.
 23.2    The consent of PricewaterhouseCoopers LLP is included in page II-6 of this Registration Statement.
 23.3    The consent of William P. Barr, Esq. (contained in opinion filed as
         Exhibit 5).
 25      Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939, as amended, of The Bank of New York.
 26      Form of Invitation For Bids.

                                      E-1